OFFICER’S CERTIFICATE

The undersigned hereby certifies that he is the Secretary of SPARX Funds Trust (the “Trust”), a voluntary business trust organized under the laws of the Commonwealth of Massachusetts; that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Trustees of the Trust (the "Board") on October 26, 2006, at which meeting a quorum was at all times present and acting; that the passage of said resolutions was in all respects legal; and that said resolutions are in full force and effect:

RESOLVED, that it is the determination of the Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (the “Independent Trustees”), that the fidelity bond (the “Bond”) written by National Union Fire Insurance Company of Pittsburgh, PA in the amount of $1,000,000, insuring SPARX Japan Fund (the “Fund”) for covered acts or omissions of the Trust’s officers and employees in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission (the “SEC”) under Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”), is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Fund’s portfolio; and it was further

RESOLVED, that the Board, including a majority of the Independent Trustees, hereby approves the payment by the Fund of the premium for coverage under the Bond, in the amount described at this meeting; and it was further

RESOLVED, that the Executive Vice President, Secretary, and Treasurer of the Trust is hereby designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Trust with respect to the Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.

Dated this 8th day of March, 2007

/s/ Erik C. Kleinbeck
Erik C. Kleinbeck Secretary